                                                                    EXHIBIT 12

                             FIRST MARINER BANCORP

      SCHEDULE REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                                           THREE MONTHS ENDED
                                                               MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                          --------------------  ------------------------------------------
                                                            1998       1997       1997       1996       1995       1994
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
  EARNINGS BEFORE FIXED CHARGES:
  Net income (loss) before taxes........................  $     151         24        173     (2,173)    (1,283)      (258)
  Interest on borrowed funds............................        154         42        423        108         93         92
  Interest portion of rent expense(1)...................         88         50        257        141         39          8
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Earnings before fixed charges.........................        393        116        853     (1,924)    (1,151)      (158)
  Interest on deposits..................................      2,066      1,142      6,142      2,999      1,176        411
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Earnings before fixed charges including interest on
    deposits............................................  $   2,459      1,258      6,995      1,075         25        253
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------
FIXED CHARGES:
  Interest on borrowed funds............................  $     154         42        423        108         93         92
  Interest portion of rent expense(1)...................         88         50        257        141         39          8
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Fixed charges.........................................        242         92        680        249        132        100
  Interest on deposits..................................      2,066      1,142      6,142      2,999      1,176        411
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Fixed charges including interest on deposits..........  $   2,308      1,234      6,822      3,248      1,308        511
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------
RATIO OF EARNINGS TO FIXED CHARGES:
  Excluding interest on deposits........................       1.62       1.26       1.25     --         --         --
  Including interest on deposits........................       1.07       1.02       1.03     --         --         --

Excess of Fixed Charges over Earnings--both including
and excluding interest on deposits......................  $  --         --         --          2,173      1,283        258
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(1) Amount reflects a one-third portion of rentals, the portion deemed representative of the interest factor.